Exhibit 10.4(E)(2)

On October 1, 2002, the Board of Directors of Unocal Corporation approved the following two amendments to the 1998 Management Incentive Program:

1. The Long-Term Incentive Plan of 1998 is amended by adding the following sentence to the end of the last paragraph of Section 8c thereof:

“However, following a Change of Control a Holder of Performance Shares shall receive not less than the number of the initial Award of Performance Shares, subject to the valuation limitation of the second paragraph of Section 8c above.”

2. The Revised Incentive Compensation Plan is amended by adding the following immediately to the end of Section 6c as follows:

“(vi) Change of Control:

In the event a Holder incurs a Termination of Employment Event, as defined in the Unocal Retirement Plan, following a Change of Control, as defined in the Long Term Incentive Plan of 1998, a Restricted Stock Award shall be payable in full and distributed as soon a practicable.”